Cognigen Networks, Inc.	NEWS RELEASE
6405 218th Street, SW, Suite 305
Mountlake Terrace, Washington 98043	For Immediate Release at 6 PM PST
Tuesday, May 16, 2006
www.cognigen.com

Cognigen Networks Reports Financial Results For Quarter And Nine Months Ended March 31, 2006

Mountlake Terrace, Washington, May 16/PRNewswire-First Call/ — Cognigen Networks, Inc. (OTC Bulletin Board: CGNW- news), the Seattle area based Internet-enabled marketer of communications services and certificated reseller, announced its unaudited financial results for the three and nine months ended March 31, 2006. The Company realized revenue of $2,519,496 for the three months ended March 31, 2006, compared to revenue of $3,010,170 for the same period in 2005. Revenue for the nine months ended March 31, 2006 was $7,855,396 compared to $ 8,674,882 for the same period in 2005. Net income decreased from $346,307 or $.04 per share for the quarter ended March 31, 2005, to a net loss of $149,655 or $.02 per share for the same period in 2006. Net loss for the nine months ended March 31, 2006, was $194,233 or $.03 per share compared to net income of $811,589 or $.09 per share for the same period in 2005. Net cash provided from operations for the nine months ended March 31, 2005, was $385,165 as opposed to cash used in operations of $54,855 for the same period in 2006.

Operating expenses for the quarter ended March 31, 2006 were $2,652,029, compared to operating expenses of $2,649,184 for the same quarter in 2005. Telecommunications expenses for the quarter decreased from $755,561 for the same quarter in 2005, to $$628,334.

Complete details of the full unaudited results and related financial information may be found in Cognigen’s quarterly report on Form 10-QSB which has been filed with the SEC and which may be accessed through Edgar Online or other sources.

Gary Cook, Cognigen’s CFO and acting president, commented on quarterly results, ” We are naturally disappointed with not having attained profitability during past quarter, however, we are somewhat encouraged to see the effect of certain cost cutting measures that have been implemented since the beginning of 2006. We have moved to adjust upwards the total commission payout to our agents so as to remain competitive in the marketplace. This has resulted in the recruitment of new agents who are proven producers. We have continued to trend upward in sales of wireless services and to make notable gains in the sale of new dedicated business accounts. These two areas of endeavor offer substantial promise for sustained growth. We have focused our efforts on improving product selections, pricing and cost structures for wireless, dedicated business services and VoIP.”

Since becoming a public company six years ago, Cognigen has served over 820,000 customers worldwide who have purchased telecommunication and personal technology services and products from the Company’s websites. Each of the approximately 134,000 persons, who currently are registered as Cognigen agents, has a website that is replicated from the main www.ld.net site. This extraordinary Internet presence contains millions of pages that have given Cognigen’s principal website an extraordinary presence in long distance telecommunication marketing.

About Cognigen

Cognigen Networks, Inc., based in metropolitan Seattle, Washington, offers a wide range of telecommunication services and related technology products via its Web site, http://www.cognigen.com. Cognigen’s robust marketing engine harnesses distribution channels featuring a prominent Internet presence, a network of independent agents and several affiliate groups, each having their own customized Web site. Cognigen’s agent initiated sales as well as those generated directly off its main website are fulfilled via proprietary software utilizing the Internet. The Company sells its own proprietary services under the Cogni label as a certificated reseller and carrier, and resells the services of industry leaders such as AccuLinq, Inphonic Cellular, ShopForT1, Convergia, IBN Tel, Pioneer Telephone, OPEX, PowerNet Global, UniTel and Trinsic / Z-Tel. Cognigen also offers cellular services from all major U.S. carriers including T-Mobile, Verizon, Cingular, Nextel, Sprint, Alltel and Liberty Wireless and phones by every major manufacturer including Nokia, Samsung, Sony Ericsson, and Motorola. Cognigen is authorized to operate as an interstate and international carrier under Section 214 of the rules of the Federal Communications Commission and is regulated by some state public utility commissions as a reseller of interstate and intrastate long distance telecommunications services. Since September of 1999, Cognigen has sold, on behalf of its vendors and for its own account, services and products to over 820,000 customers worldwide.

The information herein contains forward-looking statements, including, without limitation, statements relating to Cognigen Networks, Inc. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Company’s business, financial condition and results of operations, including without limitation, the Company’s possible inability to become certified as a reseller in all jurisdictions in which it applies, the possibility that the Company’s proprietary customer base will not grow as the Company expects, the Company’s inability to obtain additional financing, the Company’s possible lack of producing agent growth, the Company’s possible lack of revenue growth, the Company’s possible inability to add new products and services that generate increased sales, the Company’s possible lack of cash flows, the Company’s possible loss of key personnel, the possibility of telecommunications rate changes and technological changes and the possibility of increased competition. Many of these risks are beyond the Company’s control. The Company is not entitled to rely on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, or Section 2lE of the Securities Exchange Act of 1934, as amended, when making forward-looking statements.

Source: Cognigen Networks, Inc.

Contact:	Gary L. Cook
Meridian Center – 9800 Mt. Pyramid Court, Ste 400
Englewood, CO 80112

720-895-1912 voice
720-895-1917 fax
Gary@ld.net